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PRICING SUPPLEMENT NO. 19                                                       Rule 424 (b) (2)
TRADE DATE  March 22, 1999                                                      Registration No. 333-69065
(To Prospectus Supplement dated on January 5, 1999 including the
Prospectus dated December 28, 1998)                                             CUSIP Number: 89350LJM5




                                                            $4,000,000.00
                                                  TRANSAMERICA FINANCE CORPORATION
                                                     MEDIUM-TERM NOTES, SERIES F
                                               Due 9 Months or More from Date of Issue



Floating Rate Note         ( )                                                  Fixed Rate Note (x)
Senior Medium-Term Note    (x)                                                  Subordinated Medium-Term Note ( )

Principal Amount:            $  100,000,000.00                                  Issue Price:                 100%
Original Issue Date:         March 25, 1999                                     Specified Currency:          US Dollars
Interest Accrual Date:       March 25, 1999                                     Maturity Date:               March 25, 2002
Interest Rate:               5.93% per annum

Redemtion Date(s):           None                                               New Maturity Date(s):
                                                                                Notice of Renewal Date(s):
Redemption Price(s):         N/A


Authorized  Denominations (if other than  denominations of $1,000 and           Index Currency:
intergal multiples of $1,000 in excess thereof on US Dollars): N/A              Interest Reset Period:
                                                                                Interest Reset Dates:
Repayment Date(s):                            None
                                                                                Interest Payment Period:     Semi-annual
Repayment Price(s):                           N/A                               Interest Payment Dates:      March 1 & September 1
                                                                                                             (or modified following
Original Issue Discount                                                                                      business day)
Note:                                         ( ) Yes   (x) No
Total Amount of OID:                          N/A                               Global Security:              (x) Yes ( ) No
Yield to Maturity:                            N/A                               Exchange Rate Agent:          N/A
Initial Accrual Period OID:                   N/A                               Historical Exchange Rate:     N/A
Method Used to Determine Yield
to Maturity and Initial Accrual Period OID:   N/A                               Spread (plus or minus):       N/A
                                                                                Spread Multiplier:            N/A
                                                                                Maximum Interest Rate:        N/A
                                                                                Minimum Interest Rate:        N/A
(Only applicable to Floating Rate Notes):                                       Calculation Rate Agent:       N/A
         Initial Interest Rate:     N/A
         Index Maturity:   N/A                                                  Name of Agent: Salomon Smith Barney, Merrill Lynch,
         Base Rate(s)      N/A                                                  ABN AMRO, JP Morgan, NationsBanc Montgomery Sec.
                  If LIBOR, Designated LIBOR page:                              Agent's Discount or Commission:  $350,000.00
                  ( ) LIBOR Reuters                                             Net Proceeds to Company:         $99,650,000.00
                  ( ) LIBOR Telerate page 3750


(x) Salomon Smith Barney, Merrill Lynch, ABN AMRO, JP Morgan and NationsBanc Montgomery Sec. are acting as Agents for the sale of
    Notes by the Company at a price to the public of (x) 100% of Principal  Amount ( ) % of Principal Amount

(x) Salomon Smith Barney is purchasing Notes from the Company as Principal  at 100% of the  principal  amount for resale to investors  and other purchasers at: ( ) a fixed  initial  public  offering  price of _____% of the  principal  amount;
    ( ) varying prices relating to prevailing market prices at a time of resale to be determined by Agent.


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